Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS SECOND QUARTER 2017 RESULTS

-- Genentech’s U.S. RITUXAN HYCELA™ Launch Underway; Lilly Doses First Patient in Clinical Study of New Investigational Therapy Combined with Halozyme ENHANZE® Technology -

-- Total Revenue of $33.8 million with Royalty Revenue Increase of 20 Percent from Prior-Year Period to $14.7 million --

SAN DIEGO, August 8, 2017 - Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing novel oncology and drug-delivery therapies, today reported financial results and recent highlights for the second quarter ended June 30.

“A clear highlight of the second quarter was approval of Genentech’s RITUXAN HYCELATM in the U.S., and the resulting strong interest from new potential partners who seek to coformulate with our ENHANZE® technology,” said Dr. Helen Torley, president and chief executive officer. “We have strong momentum in the ENHANZE® business with continued growth in royalties and a number of catalysts in the second half of 2017, including Lilly’s recent start of their Phase 1 study, Janssen’s upcoming start of their Phase 3 study of subcutaneous daratumumab and our expectation for a new collaboration agreement.

“At the same time, we are executing well in our HALO-301 study of PEGPH20 with screening and enrollment tracking to our expectations and investigator enthusiasm continuing to be strong. I also remain encouraged by recent progress screening and enrolling patients in the dose expansion portion of our Phase 1b study of PEGPH20 in combination with KEYTRUDA® and the recent initiation of Genentech’s study of PEGPH20 with TECENTRIQ®.

“With strategic and operational progress across both pillars, we look forward to the potential for additional value inflecting events in the coming months.”

Second Quarter 2017 and Recent Highlights include:

•
Approval of Genentech’s RITUXAN HYCELA™ by the Food and Drug Administration (FDA). The combination of rituximab and Halozyme’s hyaluronidase human ENHANZE® technology has been approved for patients with follicular lymphoma, diffuse large B-cell lymphoma and chronic lymphocytic leukemia and is now available to patients in more than 60 countries worldwide.

•	Eli Lilly initiating a Phase 1 study of an investigational new therapy in combination with Halozyme’s ENHANZE® technology as part of the companies’ 2015 Global Collaboration and Licensing agreement.

•
Johnson and Johnson highlighting progress with the subcutaneous formulation of DARZALEX® (daratumumab) during their 2017 Pharmaceutical Business Review. The formulation, which uses Halozyme’s ENHANZE® technology to enable a 5-minute infusion, is currently being studied in a Phase 1b clinical trial and planned to begin a Phase 3 study later this year.

•
Progress in the HALO-301 study of PEGPH20 in combination with ABRAXANE® (nab-paclitaxel) and gemcitabine in first line metastatic pancreas cancer patients with high levels of tumor hyaluronan (HA-High). Screening and enrollment in the study continues to track in line with expectations and investigator enthusiasm remains strong.

•
Initiation of a Genentech-funded Phase 1b/2 multi-arm clinical trial evaluating PEGPH20 with TECENTRIQ® (atezolizumab) in patients with previously treated metastatic pancreatic ductal adenocarcinoma. The study is part of a clinical collaboration agreement announced in 2016 to evaluate PEGPH20 and atezolizumab in up to eight tumor types.

•
Progress in the dose expansion phase of the ongoing Phase 1b clinical study evaluating PEGPH20 in combination with KEYTRUDA® (pembrolizumab) in non-small cell lung and gastric cancer patients. Halozyme may report initial response rate data by the end of the year, depending on the pace of enrollment and time to response.

•
Oral presentations of Halozyme’s Phase 2 randomized HALO-202 study data at the European Society for Medical Oncology's World Congress on Gastrointestinal Cancer and American Society of Clinical Oncology annual meeting. The presentations expanded on the topline results shared in January with additional data from the study as of December 2016.

Second Quarter 2017 Financial Highlights

•
Revenue for the second quarter was $33.8 million compared to $33.3 million for the second quarter of 2016. The year-over-year increase was driven by growth in royalties from partner sales of Herceptin® SC, MabThera® SC and HYQVIA®, offset by a decrease in research and development reimbursements and license payments from ENHANZE® partners. Revenue for the second quarter included $14.7 million in royalties, an increase of 20 percent from the prior-year period, $8.9 million in sales of bulk rHuPH20 primarily for use in manufacturing collaboration products and $3.9 million in HYLENEX® recombinant (hyaluronidase human injection) product sales.

•
Research and development expenses for the second quarter were $38.3 million, compared to $35.5 million for the second quarter of 2016. The increase was primarily due to a ramp in spending associated with the HALO-301 study.

•
Selling, general and administrative expenses for the second quarter were $13.1 million, compared to $11.2 million for the second quarter of 2016. The increase was primarily due to personnel expenses, including stock compensation, for the period.

•	Net loss for the second quarter was $30.8 million, or $0.23 per share, compared to net loss in the second quarter of 2016 of $26.9 million, or $0.21 per share.

•	Cash, cash equivalents and marketable securities were $297.5 million at June 30, 2017, compared to $179 million at March 31, 2017.

Financial Outlook for 2017

Halozyme increased year-end cash guidance and reiterated all other components of its financial guidance, now expecting:

•	Net revenue of $115 million to $130 million;

•	Operating expenses of $240 million to $250 million;

•	Operating cash burn of $75 million to $85 million; and

•
Year-end cash balance of $245 million to $260 million, an increase from its prior range of $110 million to $125 million to reflect net proceeds of $135 million from a previously announced public offering of 11.5 million shares of common stock.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the second quarter of 2017 today, Tuesday, August 8 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the "Investors" section of Halozyme's corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. The call may also be accessed at (877) 410-5657 (domestic callers) (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 33950544.

About Halozyme

Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE® drug delivery technology. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for growth in 2017, entering into new collaboration agreements, the development and commercialization of product candidates, including timing of clinical trial results announcements and future development and commercial activities of our collaboration partners, the potential benefits and attributes of such product candidates and expected financial outlook for 2017) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected delays in entering into new collaboration agreements, unexpected results or delays in development of product candidates, including delays in clinical trial patient enrollment and development activities of our collaboration partners, and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2017.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Product sales, net	$12,780	$13,699	$24,214	$26,639
Royalties	14,738	12,272	28,720	23,659
Revenues under collaborative agreements	6,232	7,365	10,384	25,537
Total revenues	33,750	33,336	63,318	75,835

Operating expenses:
Cost of product sales	7,788	8,308	15,332	16,070
Research and development	38,339	35,530	75,274	75,630
Selling, general and administrative	13,101	11,221	25,716	22,027
Total operating expenses	59,228	55,059	116,322	113,727

Operating loss	(25,478)	(21,723)	(53,004)	(37,892)
Other income (expense):
Investment and other income, net	435	397	722	626
Interest expense	(5,540)	(5,249)	(10,988)	(9,125)
Net loss before income taxes	(30,583)	(26,575)	(63,270)	(46,391)
Income tax expense	180	300	390	300
Net loss	$(30,763)	$(26,875)	$(63,660)	$(46,691)

Net loss per share:
Basic and diluted	$(0.23)	$(0.21)	$(0.48)	$(0.37)

Shares used in computing net loss per share:
Basic and diluted	134,013	127,958	131,300	127,787

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$114,745	$66,764
Marketable securities, available-for-sale	182,788	138,217
Accounts receivable, net	14,473	15,680
Inventories	15,172	14,623
Prepaid expenses and other assets	13,656	21,248
Total current assets	340,834	256,532
Property and equipment, net	3,330	4,264
Prepaid expenses and other assets	122	219
Restricted cash	500	500
Total assets	$344,786	$261,515

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,650	$3,578
Accrued expenses	26,934	28,821
Deferred revenue, current portion	4,516	4,793
Current portion of long-term debt, net	45,515	17,393
Total current liabilities	82,615	54,585

Deferred revenue, net of current portion	37,779	39,825
Long-term debt, net	165,517	199,228
Other long-term liabilities	710	358

Stockholders’ equity (deficit):
Common stock	142	130
Additional paid-in capital	707,086	552,737
Accumulated other comprehensive loss	(61)	(6)
Accumulated deficit	(649,002)	(585,342)
Total stockholders’ equity (deficit)	58,165	(32,481)
Total liabilities and stockholders’ equity (deficit)	$344,786	$261,515

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